Exhibit 16.1

July 3, 2024

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

Dear Sirs/Madams:

RE:	Darkpulse, Inc.

We have read Item 4.01 of DarkPulse, Inc.’s Form 8-K/A dated June 26, 2024, and we agree with the statements set forth in Item 4.01, insofar as they relate to our firm. We have no basis to agree or disagree with the other statements contained therein.

Yours truly,

Fruci & Associates II, PLLC